Exhibit 99.1

NATCO Group Announces 3rd Quarter 2005 Results

* Record Quarterly Segment Profit of $10.2 Million

* Record Bookings of $135 MM

* Issues 2006 Guidance

          HOUSTON, Nov. 2 /PRNewswire-FirstCall/ -- NATCO Group Inc. (NYSE: NTG) announced today revenue for the third quarter of 2005 of $102.4 million, an increase of approximately 21% over third quarter 2004 revenue of $84.3 million.  Net income allocable to common stockholders for the third quarter of 2005 is $2.0 million, or $0.12 per diluted share, as compared to a net loss allocable to common stockholders for the third quarter of 2004 of $0.3 million, or $0.02 per diluted share.

          Included in the current year’s quarter are certain special items, including $2.1 million of severance and separation expense and $1.2 million of expense resulting from the exercise of all outstanding warrants, offset in part by a gain of $0.6 million from the sale of excess manufacturing facilities.  Last year’s quarter also included a severance charge of $2.7 million.  Without these special items, net income allocable to common stockholders for the third quarter of 2005 would have been $4.4 million or $0.25 per diluted share compared with $1.4 million or $0.09 per diluted share for the same period last year (See Unaudited Reconciliation of Earnings and Earnings Per Share to Non-GAAP Disclosures).

          Segment profit increased to $10.2 million for the third quarter 2005, up from $5.7 million for the third quarter of 2004.  Bookings for the third quarter of 2005 were $135.0 million, up 7% from the second quarter of 2005 and 120% from the comparable prior year period.

          The increase in revenue and segment profit over the prior year’s third quarter was primarily due to the strong performance of Company’s Gas Technologies segment and the continued high demand for equipment and services marketed through the Company’s Oil & Water Technologies segment.  However, this segment and the Automation & Controls segment were negatively impacted by the temporary effects of hurricanes Katrina and Rita.

          John U. Clarke, NATCO’s Chairman and CEO said, “Revenue and earnings in the quarter were quite strong in spite of the hurricanes which devastated parts of the Texas and Louisiana Gulf Coast and upset facilities offshore.  We estimate the hurricanes cost us approximately $1.2 million of reduced or delayed segment profit in the quarter with only minimal property damage. Fortunately, our employees suffered no loss of life or serious injury and all of our operating facilities are now back in service.  We are pleased that the strength of the rest of our business was enough to offset the effects of the hurricanes and contributed to our posting record revenues and income allocable to common stockholders, after adjusting for certain items, as well as bookings, which provide strong momentum going forward.”

          For the third quarter of 2005, the Company’s Oil & Water Technologies segment increased revenue over the third quarter of 2004 by 27% to $76.2 million.  Segment profit increased $2.4 million to $3.0 million. Results benefited from higher contribution from built-to-order projects and continuing strong demand for the Company’s standard and traditional equipment and services in the U.S. which were offset in part by storm-related disruption at a number of our Gulf Coast operating locations.  Quarterly bookings for the segment decreased slightly from the second quarter of 2005 to $92.1 million as a result of the timing of built-to-order awards.

          Revenue and segment profit from the Company’s Gas Technologies segment increased 13% and 40%, to $12.8 million and $6.5 million, respectively, over the results of the third quarter of 2004, primarily as a result of increased membrane replacement activity during the quarter.  Bookings in the third quarter totaled $24.4 million reflecting the award of CTOC - Phase II, an add- on membrane system to the Company’s successful CTOC project in the Gulf of Thailand.

          Revenue and segment profit contribution from the Company’s Automation & Controls segment increased 4% and 60% over the prior year’s period to $14.7 million and $0.7 million, respectively.  This segment was impacted by hurricanes Katrina and Rita as Gulf of Mexico service work was interrupted by the storms and the segment’s Harvey, Louisiana panel shop and office was temporarily out of service.

          Weighted average shares also increased during the year and quarter as a result of employee stock option exercises and the previously discussed warrant exercise.  For the quarter ended September 30, 2005, the Company had outstanding approximately 16.8 million weighted average shares of common stock, up from 15.8 million shares on September 30, 2004.

          Improvements in cash due to working capital efficiencies, along with the proceeds from option exercises contributed to a $6.9 million reduction in quarter end debt from the June 30, 2005 balance to $33.8 million at September 30, 2005.

          Mr. Clarke continued, “While the storms impacted our third quarter results and, to a lesser degree, will dampen our early fourth quarter results, we expect to benefit to a far greater degree as the industry assesses offshore damage and begins the equipment repair and replacement process.  This factor, along with the continued strengthening in both the U.S. and worldwide oil and gas markets gives us confidence that our forward momentum will continue.  At the same time, we will continue to improve execution, push for greater efficiencies in our operations, and further refine our cost structure.  We remain comfortable with our previous guidance for full year 2005, absent special items, and are announcing guidance for 2006.”

          For the fourth quarter of 2005, the Company expects revenue of $95 to $105 million and segment profit of $9 to $10 million, and revenue of $385 to $395 million and segment profit of $34 to $35 million for the full year.

          For 2006, the Company expects revenue of $480 to $500 million, segment profit of $50 to $55 million and earnings per diluted common share of $1.35 to $1.45.

          The Company will hold its quarterly earnings conference call on Thursday, November 3rd at 9:00 a.m. Central time.  Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

          NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas.  NATCO has designed, manufactured and marketed production equipment and services for more than 75 years.  NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

          Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties.  Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward- looking statements.

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenues	$102,400	$84,313	$285,704	$229,642
Cost of goods sold	77,551	65,353	217,172	176,237

Gross profit	24,849	18,960	68,532	53,405
Selling, general and administrative expense	14,645	13,290	43,647	40,165
Depreciation and amortization expense	1,276	1,312	3,931	4,051
Closure and other	2,076	2,677	2,166	2,762
Interest expense	942	903	3,033	2,709
Write-off of unamortized debt costs	—	—	—	667
Interest cost on post-retirement benefit liability	210	225	630	675
Interest income	(5)	(5)	(70)	(111)
Other expense, net	1,630	420	2,024	1,394

Income before income taxes	4,075	138	13,171	1,093
Income tax provision	1,686	85	5,361	463

Net income	$2,389	$53	$7,810	$630
Preferred stock dividends	375	375	1,125	1,125

Net income (loss) allocable to common stockholders	$2,014	$(322)	$6,685	$(495)

Earnings (loss) per share allocable to common stockholders-basic	$0.12	$(0.02)	$0.42	$(0.03)
Earnings (loss) per share allocable to common stockholders-diluted	$0.12	$(0.02)	$0.41	$(0.03)
Basic weighted average number of shares of common stock outstanding	16,260	15,770	16,005	15,867
Diluted weighted average number of shares of common stock outstanding	16,793	15,770	16,364	15,867

NATCO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	December 31, 2004

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,448	$2,194
Trade accounts receivable, less allowance for doubtful accounts of $1,086 and $1,229 as of September 30, 2005 and December 31, 2004, respectively	95,961	83,556
Inventories	32,992	38,639
Deferred tax assets, net	3,880	3,395
Prepaid expenses and other current assets	3,914	3,901

Total current assets	144,195	131,685
Property, plant and equipment, net	33,358	35,917
Goodwill, net	80,919	80,676
Deferred income tax assets, net	3,406	3,216
Other assets, net	1,114	1,083

Total assets	$262,992	$252,577

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$6,429	$6,526
Accounts payable	38,161	45,373
Accrued expenses and other	36,761	27,840
Customer advances	13,486	10,453
Income tax payable	250	1,425

Total current liabilities	95,087	91,617
Long-term debt, excluding current installments	27,321	38,935
Long-term deferred tax liabilities	502	387
Postretirement benefit and other long-term liabilities	10,485	11,226

Total liabilities	133,395	142,165

Commitments and contingencies	—	—
Series B redeemable convertible preferred stock (aggregate redemption value of $15,000), $.01 par value. 15,000 shares authorized, issued and outstanding (net of issuance costs)	14,222	14,222
Stockholders’ equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 16,875,765 and 15,890,434 shares as of September 30, 2005 and December 31, 2004, respectively	168	158
Additional paid-in capital	100,452	97,044
Accumulated earnings	13,915	7,229
Treasury stock, 9,674 and 852,819 shares at cost as of September 30, 2005 and December 31, 2004, respectively	(83)	(8,335)
Accumulated other comprehensive gain (loss)	923	94

Total stockholders’ equity	115,375	96,190

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$262,992	$252,577

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED SEGMENT INFORMATION (A)
(in thousands, except percentages)

	Three Months Ended			Nine Months Ended

	September 30,		June 30,	September 30,

	2005	2004	2005	2005	2004

Revenue:
Oil & Water Technologies	$76,212	$59,818	$72,590	$215,806	$168,055
Gas Technologies	12,798	11,302	7,277	27,972	28,844
Automation & Controls	14,741	14,143	15,829	45,722	35,443
Eliminations	(1,351)	(950)	(1,048)	(3,796)	(2,700)

Total revenue	$102,400	$84,313	$94,648	$285,704	$229,642

Gross profit:
Oil & Water Technologies	$14,398	$11,313	$14,343	$41,586	$32,681
Gas Technologies	7,830	5,733	4,907	17,854	15,544
Automation & Controls	2,621	1,914	3,148	9,092	5,180

Total gross profit	$24,849	$18,960	$22,398	$68,532	$53,405

Gross profit % of revenue:
Oil & Water Technologies	18.9%	18.9%	19.8%	19.3%	19.4%
Gas Technologies	61.2%	50.7%	67.4%	63.8%	53.9%
Automation & Controls	17.8%	13.5%	19.9%	19.9%	14.6%
Total gross profit % of revenue	24.3%	22.5%	23.7%	24.0%	23.3%
Operating expenses:
Oil & Water Technologies	$11,437	$10,771	$11,856	$34,708	$33,016
Gas Technologies	1,283	1,041	1,092	3,427	2,840
Automation & Controls	1,925	1,478	1,864	5,512	4,309

Total operating expenses	$14,645	$13,290	$14,812	$43,647	$40,165

Segment profit: (B)
Oil & Water Technologies	$2,961	$542	$2,487	$6,878	$(331)
Gas Technologies	6,546	4,692	3,815	14,427	12,700
Automation & Controls	697	436	1,284	3,580	871

Total segment profit	$10,204	$5,670	$7,586	$24,885	$13,240

Total segment profit:	$10,204	$5,670	$7,586	$24,885	$13,240
Net interest expense	1,147	1,123	1,273	3,593	3,273
Depreciation and amortization	1,276	1,312	1,332	3,931	4,051
Closure and other	2,076	2,677	51	2,166	2,762
Write-off of unamortized loan costs	—	—	—	—	667
Other, net	1,630	420	477	2,024	1,394

Income before income taxes	4,075	138	4,459	13,171	1,093
Income tax provision	1,686	85	1,913	5,361	463

Net income	$2,389	$53	$2,546	$7,810	$630

Bookings:
Oil & Water Technologies	$92,122	$48,425	$103,712	$273,914	$174,513
Gas Technologies	24,445	4,912	5,870	41,848	36,029
Automation & Controls	18,442	8,106	16,713	49,299	34,258

Total bookings	$135,009	$61,443	$126,295	$365,061	$244,800

	As of September 30,		As of June 30,

	2005	2004	2005

Backlog:
Oil & Water Technologies	$131,383	$66,847	$115,376
Gas Technologies	15,908	7,185	4,261
Automation & Controls	9,640	5,078	4,686

Total backlog	$156,931	$79,110	$124,323

(A)

The Company restructured its organization effective as of January 1, 2005 into three new operating segments; Oil & Water Technologies, Gas Technologies and Automation & Controls.  In addition, corporate costs are now allocated to the three operating segments instead of being reported on a stand alone basis.  The prior year comparative information in this press release has been restated to conform to the current presentation.

(B)	Total segment profit is a non-GAAP financial measure that can be reconciled to the Consolidated Income Statement as shown below.

NATCO GROUP INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF EARNINGS AND EARNINGS PER SHARE TO NON-GAAP
DISCLOSURES
(in thousands, except per share data)

	For the Quarter Ended September 30, 2005

	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net income	$2,389
Certain adjustments:
Closure, severance and other	2,076
Revaluation of warrants	1,229
Gain on sale of excess manufacturing facilities	(644)
Impact of change in annual effective tax rate on quarter	(290)

Adjusted net income	$4,760
Preferred stock dividends	(375)

Income allocable to common shareholders (adjusted for certain items)	$4,385

Basic EPS (adjusted for certain items):
Income allocable to common stockholders	$4,385	16,260	$0.27

Effect of dilutive securities
Stock options		533
Preferred stock	375	1,921

Diluted EPS (adjusted for certain items):
Income allocable to common stockholders	$4,760	18,714	$0.25

	For the Quarter Ended September 30, 2004

	Income (Numerator)	Shares (Denominator)	Per-Share Amount

Net income	$53
Certain adjustments:
Closure and other	2,677
Revaluation of warrants	38
Impact of change in annual effective tax on current quarter	(1,017)

Adjusted net income	$1,751
Preferred stock dividends	(375)

Income allocable to common shareholders (adjusted for certain items)	$1,376

Basic EPS (adjusted for certain items):
Income allocable to common stockholders	$1,376	15,770	$.09

Effect of dilutive securities Stock options	—	50

Diluted EPS (adjusted for certain items):
Income allocable to common stockholders	$1,376	15,820	$.09

SOURCE  NATCO Group Inc.
          -0-                                                  11/02/2005
          /CONTACT:  Andy Smith of NATCO Group Inc., +1-713-685-8075, or fax,
+1-713-683-7841/
          /Web site:  http://www.natcogroup.com /